EXHIBIT 21

STIFEL FINANCIAL CORP. AND SUBSIDIARIES
SUBSIDIARIES OF STIFEL FINANCIAL CORP.(1)

Name	State (Jurisdiction) Of Incorporation Or Organization	Names Under Which Subsidiary Does Business
Stifel, Nicolaus & Company, Incorporated	Missouri	Stifel, Nicolaus & Company, Incorporated
Alliance Realty Corp.	Missouri	Alliance Realty Corp.
Century Securities Associates, Inc.	Missouri	Century Securities Associates, Inc.
S-N Capital Corp. (2)	Missouri	S-N Capital Corp.
Stifel Venture Corp.	Missouri	Stifel Venture Corp.
Stifel Asset Management Corp.	Missouri	Stifel Asset Management Corp.
Stifel CAPCO, L.L.C.	Missouri	Stifel CAPCO, L.L.C.
Stifel CAPCO II, L.L.C.	Missouri	Stifel CAPCO II, L.L.C.
Hanifen, Imhoff Inc.	Colorado	Hanifen, Imhoff Inc.
Stifel Nicolaus Insurance Agency of Missouri (2)	Missouri	Stifel Nicolaus Insurance Agency of Missouri
CSA Insurance Agency, Incorporated	Missouri	CSA Insurance Agency, Incorporated
Stifel Nicolaus Limited	England and Wales	Stifel Nicolaus Limited

(1) Does not include corporations in which registrant owns 50% or less of the stock.
(2) Wholly owned subsidiary of Stifel, Nicolaus & Company, Incorporated.

Stifel Financial Capital Trust I and Stifel Financial Capital Trust II are wholly-owned subsidiaries of Stifel Financial Corp; however, they are considered Special Purpose Entities under the provisions of the Financial Accounting Standards Board Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, and not consolidated.